SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NOVATEL WIRELESS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No Fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY. ANTICIPATED RELEASE DATE OF DEFINITIVE COPIES: AUGUST 17, 2002.

                    , 2002

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of NOVATEL WIRELESS, INC., to be held on Tuesday, September 17, 2002, at 3 p.m. local time at Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122.

      As described in the enclosed proxy statement, we are subject to being delisted from The Nasdaq Stock Market’s National Market because the share price of our Common Stock continues to trade below $1.00 per share. Accordingly, in an effort to increase our share price above $1.00, our Board of Directors has considered and has authorized a series of proposed amendments to our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding shares of Common Stock (the “Amendments”), at the discretion of our Board. At the special meeting, you will be asked to consider and vote on the Amendments to effect a reverse stock split of our Common Stock, whereby each outstanding 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20 whole shares of our Common Stock, would be reclassified and converted into one share of our Common Stock, with the effectiveness of one of such Amendments and the abandonment of the other Amendments or the abandonment of all Amendments, to be determined by our Board.

      Detailed information about the meeting is included in the Notice of Special Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend, in order to ensure your representation at the special meeting, please complete and return your Proxy Card in the enclosed envelope as promptly as possible.

      Please do not send any of your stock certificates at this time. If the Amendments to effect a reverse stock split are approved and a reverse stock split is subsequently consummated, we will send you a letter explaining the procedures for exchanging your shares for new shares.

Sincerely,

JOHN E. MAJOR
Chairman of the Board of Directors
and Chief Executive Officer

PRELIMINARY COPY. ANTICIPATED RELEASE DATE OF DEFINITIVE COPIES: AUGUST 17, 2002.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 17, 2002

To the Stockholders of Novatel Wireless, Inc.:

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Meeting”) of Novatel Wireless, Inc., a Delaware corporation (the “Company”), will be held at Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on Tuesday, September 17, 2002, at 3 p.m., local time for the following purposes:

•	To approve a series of amendments to our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our Common Stock whereby each outstanding 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20 whole shares of our Common Stock, would be reclassified and converted into one share of our Common Stock (the “Amendments”), with the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by our Board of Directors; and

•	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      Our Board of Directors has fixed the close of business on August 7, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

      The enclosed proxy is solicited by our Board of Directors, which recommends that stockholders vote FOR the Amendments to effect a reverse stock split. Please refer to the attached Proxy Statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Meeting.

      Whether or not you plan to attend the Meeting in person, it is important that you sign, date and return promptly the enclosed proxy in the envelope provided to assure that your shares are represented at the Meeting. If you subsequently decide to attend the Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By Order of the Board of Directors,

MELVIN L. FLOWERS
Senior Vice President, Finance,
Chief Financial Officer and Secretary

                    , 2002

San Diego, California

PROXY STATEMENT
PROPOSAL NO. 1:
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
AVAILABLE INFORMATION
STOCKHOLDER PROPOSALS
OTHER MATTERS
ANNEX A

NOVATEL WIRELESS, INC.

9360 Towne Centre Drive, Suite 110
San Diego, California 92121

SPECIAL MEETING OF STOCKHOLDERS

To Be Held September 17, 2002

PROXY STATEMENT

INTRODUCTION

General

      The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Novatel Wireless, Inc., a Delaware corporation (which we will refer to as “we,” “us,” or the “Company”), in connection with a special meeting of stockholders of the Company (the “Meeting”) to be held at 3 p.m. local time at Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on Tuesday, September 17, 2002, and any adjournment or postponement thereof. At the Meeting, stockholders will be asked to vote to approve a series of amendments to our Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), to effect a reverse stock split of our Common Stock whereby each outstanding 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20 whole shares of our Common Stock, would be reclassified and converted into one share of our Common Stock (the “Amendments”), with the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by our Board.

      Only stockholders of record of shares of Common Stock and Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at the close of business on August 7, 2002, the record date for the Meeting fixed by our Board (the “Record Date”), are entitled to vote at the Meeting. As of the Record Date, we had                                shares of Common Stock outstanding and                                shares of Series A Preferred Stock outstanding. Each stockholder entitled to vote at the Meeting may cast in person or by proxy one vote for each share of our Common Stock and                      votes for each share of Series A Preferred Stock held by such stockholder. It is expected that this Proxy Statement and accompanying Proxy Card will first be mailed to stockholders on or about                     , 2002.

      The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers, and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated therefor.

      The Company’s executive offices are located at 9360 Towne Centre Drive, Suite 110, San Diego, California 92121, and the Company’s telephone number is (858) 320-8800.

Voting and Revocation of Proxies

      All shares represented by the accompanying proxy, if the proxy is properly executed, returned and not revoked, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted FOR the Amendments to effect a reverse stock split. As of the date of this Proxy Statement, our Board does not know of any other matter which will be brought before the Meeting. Under our bylaws, we must set forth the purpose for which a special meeting of stockholders is called in the related notice of meeting. Although not expected, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, which may be properly acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein unless otherwise indicated.

      Any stockholder has the power to revoke his, her or its proxy at any time before it has been voted by filing with the Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

      The affirmative vote of the holders of a majority of the outstanding shares of the combined class of Common Stock and Series A Preferred Stock (on an as-converted basis) is required to authorize and approve the Amendments to effect a reverse stock split. A majority of the outstanding shares of the combined class of Common Stock and Series A Preferred Stock (on an as-converted basis), represented in person or by proxy, will constitute a quorum at the Meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under applicable Delaware law, abstentions and broker non-votes will have the same effect as a vote against the Amendments to effect a reverse stock split.

PROPOSAL NO. 1:

APPROVAL OF A SERIES OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK (THE “AMENDMENTS”), WHEREBY EACH OUTSTANDING 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 OR 20 WHOLE SHARES OF THE COMPANY’S COMMON STOCK WOULD BE RECLASSIFIED AND CONVERTED INTO ONE SHARE OF THE COMPANY’S COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW, TO BE DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS.

Background

      Our Common Stock is quoted on The Nasdaq Stock Market’s National Market (“The Nasdaq National Market”) under the symbol “NVTL.” In order for our Common Stock to continue to be quoted on The Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, we are required to meet the following:

1)	at least 750,000 shares publicly held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares;

2)	market value of publicly held shares of at least $5 million;

3)	at least 400 stockholders who own at least 100 shares; and

4)	a minimum bid price of at least $1.00 per share.

      Under Nasdaq’s listing maintenance standards, if the closing bid price of our Common Stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist our Common Stock from trading on The Nasdaq National Market. If a delisting were to occur, our Common Stock would trade on the OTC Bulletin Board or the OTC Market. Such alternatives are generally considered to be less efficient and less broad-based markets.

      On April 29, 2002, we received a letter from Nasdaq advising us that our Common Stock had not met Nasdaq’s minimum $1.00 bid price requirement for thirty consecutive trading days and that, if we were unable to demonstrate compliance with this requirement for ten consecutive trading days during the ninety calendar days ending July 29, 2002, Nasdaq could commence procedures to delist our Common Stock. We then received a second letter from Nasdaq on July 31, 2002, advising us that we had not regained compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq National Market, and that our Common Stock is therefore subject to delisting from The Nasdaq National Market. We have requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) in light of our proposal to implement a reverse stock split. A date for this hearing has not yet been established and there is no assurance that the Panel will grant our request for continued listing. However, we have been advised by Nasdaq that a hearing request will stay the delisting of our Common Stock pending the Panel’s decision.

      Our Board has considered the potential harm to us of a delisting from Nasdaq and has determined that a reverse stock split is the best way of achieving compliance with Nasdaq’s $1.00 minimum bid price requirement. As a result, our Board has authorized the Amendments to effect a reverse stock split, at the discretion of our Board pursuant to Section 242(c) of the Delaware General Corporation Law, to be implemented for the purpose of increasing the market price of our Common Stock above Nasdaq’s minimum bid price requirement of $1.00. Under these series of Amendments, each outstanding 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20 shares of our Common Stock, would be reclassified and converted into one share of our Common Stock (the “Reverse Stock Splits”), with the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments, to be determined by our Board following the Meeting.

      If our Board determines to implement one of the Reverse Stock Splits (the “Effective Reverse Stock Split”) by filing the applicable Amendment with the Secretary of State of the State of Delaware, all other Amendments shall be abandoned. Approval of the Reverse Stock Splits will authorize our Board in its discretion to implement the Effective Reverse Stock Split in any one of the following ratios: 1:10, 1:11, 1:12, 1:13, 1:14, 1:15, 1:16, 1:17, 1:18, 1:19 or 1:20, or to not implement any of the Reverse Stock Splits. Our Board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) provides our Board with maximum flexibility to achieve the purposes of the proposed reverse stock split and, therefore, is in our and our stockholders’ best interests. If the Reverse Stock Splits are approved by the stockholders and, following such approval, our Board determines an Effective Reverse Stock Split is in our and our stockholders’ best interests, our Amended and Restated Certificate of Incorporation would be amended accordingly. No further action on the part of the stockholders will be required to either implement or abandon the Reverse Stock Splits.

Purpose and Material Effects of the Effective Reverse Stock Split

      One of the key requirements for continued listing on The Nasdaq National Market is that our Common Stock must maintain a closing bid price of at least $1.00 per share. We believe that the Effective Reverse Stock Split could have the effect of increasing the price level of our Common Stock and accordingly is the most effective way to maintain our listing with The Nasdaq National Market. We also believe that maintaining our Nasdaq National Market listing may provide us with a broader market for our Common Stock and facilitate the use of our Common Stock in acquisitions and financing transactions that we may undertake.

      However, the lasting effect of the Effective Reverse Stock Split upon the market price for our Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. There can be no assurance that the market price per new share of our Common Stock after the Effective Reverse Stock Split (which we refer to as “New Shares”) will rise in proportion to the reduction in the number of old shares of our Common Stock outstanding resulting from the Effective Reverse Stock Split (which we refer to as “Old Shares”). There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the other requirements of Nasdaq for continued inclusion for trading on The Nasdaq National Market. The market price of our Common Stock is dependent on our financial condition, performance, prospects and a number of other factors, many of which are unrelated to the number of shares outstanding.

      The liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Effective Reverse Stock Split. In addition, the Effective Reverse Stock Split will increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Effective Reverse Stock Split will achieve the desired results that have been outlined above.

      The Effective Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the Effective Reverse Stock Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will make a cash payment to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split cash. The cash payment for any fractional share will be equal to the product of (x) the fractional share and (y) the average closing price of our Common Stock on The Nasdaq National Market for the twenty trading days immediately prior to the day before we file the Amendment to our Amended and Restated Certificate of Incorporation to effect the Effective Reverse Stock Split, or if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days as reported on The Nasdaq National Market.

      If approved and implemented, the Effective Reverse Stock Split would have the following effects:

•	The number of shares of our issued and outstanding Common Stock will be reduced proportionately based on the exchange ratio selected by our Board for the Effective Reverse Stock Split;

•	Based on the exchange ratio selected by our Board for the Effective Reverse Stock Split, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the Effective Reverse Stock Split;

•	The number of shares of our Common Stock into which each share of our Series A Preferred Stock is convertible will be proportionately adjusted based on the exchange ratio selected by our Board for the Effective Reverse Stock Split; and

•	The number of shares reserved for issuance in our existing stock option plans will be reduced proportionately based on the exchange ratio selected by our Board for the Effective Reverse Stock Split.

      The Effective Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the date of the Effective Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock will be reduced proportionately based on the exchange ratio selected by our Board for the Effective Reverse Stock Split, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and net book value of our Common Stock will be decreased and increased, respectively, because there will be fewer shares of our Common Stock outstanding.

      The Effective Reverse Stock Split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to fractional shares as described above. Our issued Common Stock will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

      The Certificate of Designation for our Series A Preferred Stock provides for, upon a reverse stock split of our Common Stock, the automatic adjustment of the ratio used to calculate the number of shares of Common Stock into which our Series A Preferred Stock is convertible (which we refer to as the conversion ratio). The Certificate of Designation further provides that the holder of each share of outstanding Series A Preferred Stock may cast a number of votes at a meeting of stockholders equal to the number of whole shares of Common Stock into which the Series A Preferred Stock is convertible (or, as of the Record Date,                               per each Series A Preferred Share). Therefore, as discussed above, immediately upon the effectiveness of the Effective Reverse Stock Split, the conversion ratio applicable to the Series A Preferred Stock will automatically be adjusted proportionately based on the exchange ratio selected by our Board for the Effective Reverse Stock Split. After the Effective Reverse Stock Split, the Series A Preferred Stock will continue to have the same liquidation and dividend rights and the conversion ratio and voting rights will remain subject to future adjustment upon the occurrence of certain events as provided in the Certificate of Designation for our Series A Preferred Stock.

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

      Upon effectiveness of the Effective Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding (excluding shares issuable upon exercise of options and warrants and upon conversion of our Series A Preferred Stock) would increase based upon the exchange ratio selected by our Board for the Effective Reverse Stock Split. This will increase significantly the ability of our Board to issue such authorized and unissued shares without stockholder approval. For example, based on the                      shares of Common Stock outstanding on the Record Date, and the 350,000,000 shares of Common Stock that are authorized under the Amended and Restated Certificate of Incorporation, a one-for-twenty Effective Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of Common Stock from                     to                     . Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our Company with another company), the Effective Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders. Other than the reverse stock split proposal as set forth in this proxy, our Board does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

Board Discretion to Implement Effective Reverse Stock Split

      If the Reverse Stock Splits are approved by our stockholders at the Meeting, the Effective Reverse Stock Split will be implemented, if at all, only upon a determination by our Board that one of the Reverse Stock Splits (with an exchange ratio selected by our Board, as described above) is in our and our stockholders’ best interests. Such determination shall be based upon many factors, including meeting the closing bid requirement for The Nasdaq National Market, prevailing market conditions and the expected impact of the Effective Reverse Stock Split on the market price of our Common Stock. Notwithstanding the approval of the Reverse Stock Splits by our stockholders, our Board may, in its sole discretion, abandon all the Amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law.

Consequences if Stockholder Approval is Not Obtained

      If the stockholder approval sought by this Proxy Statement is not obtained and an Effective Reverse Stock Split is not implemented, Nasdaq would likely delist our Common Stock. Once delisted, the liquidity of our Common Stock would likely be impaired and investor interest may be negatively impacted. If a delisting were to occur, our Common Stock would trade on the OTC Bulletin Board or the OTC Market. Such alternatives are generally considered to be less efficient and less broad-based markets. In addition, if we were delisted, we could become subject to Section 2115 of the California Corporations Code, which would then also require us to comply with specified provisions of the California Corporations Code, including, provisions regarding annual election of directors, removal of directors without cause and by court proceedings, filling of director vacancies where less than a majority in office was elected by stockholders, directors’ standard of care, liability of directors for unlawful distributions, indemnification of directors, officers and others, limitations on corporate distributions in cash or property, liability of stockholders who receive unlawful distributions, requirement for annual stockholders meeting, stockholder’s right to cumulate votes at any election of directors, imposition of supermajority voting requirements on certain actions by the Company, limitations on sale of assets, limitations on mergers, reorganizations, dissenters’ rights, records and reports, action by the Attorney General and rights of inspection.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

      If the stockholders approve the Amendments, and our Board determines that it is in our and our stockholders’ best interests to effect the Effective Reverse Stock Split, we will promptly file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Effective Reverse Stock Split will become effective on the date of filing the Certificate of Amendment, which date we refer to as the “Effective Date.” Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Certificate of Amendment would be substantially in the form attached hereto as Annex A; provided, however, that such text is subject to modification to include the Effective Date and the applicable exchange ratio, as determined by our Board.

      As soon as practicable after the Effective Date, stockholders will be notified that the Effective Reverse Stock Split has been effected. Our transfer agent will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Fractional Shares

      We will not issue fractional certificates for New Shares in connection with the Effective Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by our Board for the exchange ratio for the Effective Reverse Stock Split, will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash at the market price. The market price will be determined by calculating the average closing price of our Common Stock on The Nasdaq National Market for the twenty business days prior to the day before we file the Certificate of Amendment effectuating the reverse stock split.

No Dissenter’s Rights

      Under applicable Delaware Law, our stockholders are not entitled to dissenter’s or appraisal rights with respect to the Effective Reverse Stock Split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of certain material federal income tax consequences of the Effective Reverse Stock Split to certain holders of Old Shares. This summary does not purport to be a complete discussion of the tax consequences of the Effective Reverse Stock Split to all holders of Old Shares. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law, including statutes, regulations, and judicial and administrative interpretations thereof, all as of the date hereof, which are subject to change retroactively as well as prospectively. Our beliefs regarding the tax consequence of the Effective Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed below. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the consequences of the Effective Reverse Stock Split.

      Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Effective Reverse Stock Split. The aggregate tax basis of the New Shares received pursuant to the Effective Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. Stockholders who receive cash in lieu of fractional share interests in the New Shares as a result of the Effective Reverse Stock Split will be treated as having received the fractional shares pursuant to the Effective Reverse Stock Split and then having exchanged the fractional shares for cash in a redemption by us, and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the Old Shares were held for more than one year. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Effective Reverse Stock Split.

Vote Required and Recommendation for Proposal No. 1

      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK AND SERIES A PREFERRED STOCK (ON AN AS-CONVERTED BASIS) WILL BE REQUIRED FOR APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

      OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

      The following table sets forth certain information as of July 31, 2002 with respect to the beneficial ownership of our Common Stock and Series A Preferred Stock, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock or the Series A Preferred Stock, as applicable, (ii) the chief executive officer and the five most highly compensated executive officers, other than the chief executive officer, at the end of the last fiscal year, and (iii) all executive officers and directors of the Company as a group.

      Each stockholder’s percentage ownership in the following table is based on the number of shares of Common Stock and Series A Preferred Stock issued and outstanding as of July 31, 2002. As of July 31, 2002, there were 76,208,017 shares of Common Stock and 13,470 shares of Series A Preferred Stock issued and outstanding. For purposes of calculating each stockholder’s percentage ownership, all options and other securities convertible into Common Stock, and warrants to acquire Common Stock, convertible or exercisable on or before July 31, 2002 held by the particular stockholder are treated as outstanding shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to such shares. To the Company’s knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

	Number of Shares			Percentage
	Beneficially Owned			of Class

			Series A		Series A
	Common		Preferred	Common	Preferred
Name of Beneficial Owner(1)	Stock		Stock	Stock	Stock

Cornerstone Equity Investors, LLC	12,746,677	(2)	3,000	15.42%	22.27%
717 Fifth Avenue, Suite 1100 New York, NY 10022
Robert Getz	12,746,677	(3)	3,000	15.42	22.27
Mark Rossi	12,746,677	(3)	3,000	15.42	22.27
Entities affiliated with Special Situations Fund III, L.P.	11,328,158	(4)	6,500	12.94	48.26
153 East 53rd Street, 55th Floor New York, NY 1022
Entities affiliated with GSM Capital Limited Partnership	7,081,250	(5)	—	8.99	—
Lynnfield Woods Office Park 210 Broadway, Suite 101 Lynnfield, MA 01949
Steven Sherman	4,546,861	(6)	—	5.95	—
Entities affiliated with Ventures West Capital Limited	6,795,904	(7)	1,195	8.54	8.87
1285 West Pender Street, Suite 280 Vancouver, British Columbia CANADA V6E 4B1
Aether Systems, Inc.	7,239,711	(8)	—	9.27	—
11460 Cronridge Drive Owings Mills, MD
David S. Oros	7,295,415	(9)	—	9.34	—
Entities affiliated with Pequot Capital	2,614,189	(10)	1,500	3.32	11.14
500 Nyala Farm Road Westport, CT
GMN Investors II L.P.	2,761,028	(11)	750	3.55	5.57
Gemini Investors 20 William Street Wellesley, MA
John E. Major	2,913,833	(12)	—	3.70	—
Ambrose Tam	1,589,350	(13)	—	2.08	—
Melvin L. Flowers	358,630	(14)	—	*	—
Peter V. Leparulo	317,454	(15)	—	*	—
Ronald Plachno	262,500	(16)	—	*	—
Peng K. Lim	7,917	(17)	—	*	—
Bruce Gray(18)	—		—	—	—
All directors and named executive officers as a group (11 persons)	30,038,637		3,000	28.27	22.27

*	Represents less than one percent of the outstanding shares of Common Stock.

(1)	Unless otherwise indicated, the principal address for each of the persons listed is c/o Novatel Wireless, Inc., 9360 Towne Centre Drive, Suite 110, San Diego, California 92121.

(2)	Represents 6,265,248 shares of Common Stock, warrants to purchase 2,421,879 shares of Common Stock and 4,059,550 shares of Common Stock issuable upon conversion of 3,000 shares of Series A Preferred Stock.

(3)	Represents 6,265,248 shares of Common Stock, warrants to purchase 2,421,879 shares of Common Stock and 4,059,550 shares of Common Stock issuable upon conversion of 3,000 shares of Series A

Preferred Stock. Robert Getz and Mark Rossi, two of the Company’s directors, are each a Managing Director of Cornerstone Equity Investors, LLC. Cornerstone Equity Investors IV, L.P., the record holder of these securities, is an investment fund whose managing general partner is Cornerstone Equity Investors, LLC. Robert Getz and Mark Rossi hold voting and investment control over these securities and each disclaims beneficial ownership of these securities except to the extent of his respective pecuniary interest.

(4)	Represents warrants to purchase 2,532,467 shares of Common Stock and 8,795,691 shares of Common Stock issuable upon conversion of 6,500 shares of Series A Preferred Stock.

(5)	Represents 4,497,200 shares of Common Stock and warrants to purchase 2,584,050 shares of Common Stock. H.H. Haight, one of the Company’s former directors, holds voting and investment control over these securities and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(6)	Represents 3,433,813 shares of Common Stock, warrants to purchase 132,048 shares of Common Stock and options to purchase 90,000 shares of Common Stock which are vested and immediately exercisable. Also includes 450,000, 200,000, 105,000, 100,000 and 36,000 shares of Common Stock held of record by MRM Life Ltd., Southpoint Consolidated Limited Partnership, Sherman Capital Group LLC, Roberta Sherman and Sherman Family Foundation. Mr. Sherman, one of the Company’s directors, holds voting and investment control over the securities held by MRM Life Ltd., Southpoint Consolidated Limited Partnership, Sherman Capital Group LLC, Roberta Sherman and Sherman Family Foundation. Mr. Sherman is the sole general partner of Sherman Family Foundation. Mr. Sherman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(7)	Represents (i) 2,892,873 shares of Common Stock, warrants to purchase 1,443,883 shares of Common Stock and 1,350,224 shares of Common Stock issuable upon conversion of 1,000 shares of Series A Preferred Stock held of record by Bank of Montreal Capital Corporation, which is managed by Ventures West Management TIP, Inc., an entity wholly owned by Ventures West Investments Ltd., and (ii) 433,938 shares of Common Stock, warrants to purchase 216,580 shares of Common Stock and 202,533 shares of Common Stock issuable upon conversion of 150 shares of Series A Preferred Stock held of record by Ventures West Investments Ltd., an 85% owned subsidiary of Ventures West Investments Ltd. Bank of Montreal Capital Corporation and Ventures West Investments Ltd. are both controlled by Ventures West Capital Ltd. Sam Znaimer, one of the Company’s former directors, is a senior vice president and a member of the board of directors of Ventures West Investments Ltd. Sam Znaimer holds voting and investment control over 57,840 shares of Common Stock, warrants to purchase 28,879 shares of Common Stock and 27,004 shares of Common Stock issuable upon conversion of 20 shares of Series A Preferred Stock. Robin Louis holds voting and investment control over 72,303 shares of Common Stock, warrants to purchase 36,092 shares of Common Stock and 33,755 shares of Common Stock issuable upon conversion of 25 shares of Series A Preferred Stock.

(8)	Represents 5,375,229 shares of Common Stock and warrants to purchase 1,864,482 shares of Common Stock.

(9)	Represents 5,375,229 shares of Common Stock and warrants to purchase 1,864,482 shares of Common Stock held of record by Aether Capital LLC. Mr. Oros, one of the Company’s directors, serves as Chairman, is Chief Executive Officer and President of Aether Systems, Inc., which is the sole member of Aether Capital, LLC, the record holder of these securities. The board of directors of Aether Systems, Inc. holds voting and investment control over these securities. Mr. Oros disclaims beneficial ownership of these securities except to the extent of his pecuniary interest. Also represents 36,666 shares of Common Stock and warrants to purchase 19,038 shares of Common Stock held of record by Mr. Oros.

(10)	Represents warrants to purchase 584,415 shares of Common Stock and 2,029,774 shares of Common Stock issuable upon conversion of 1,500 shares of Series A Preferred Stock.

(11)	Represents 1,169,064 shares of Common Stock, warrants to purchase 578,195 shares of Common Stock and 1,013,769 shares of Common Stock issuable upon conversion of 750 shares of Series A Preferred Stock.

(12)	Represents 387,202 shares of Common Stock, options to purchase 2,429,229 shares of Common Stock which are vested and immediately exercisable, warrants to purchase 97,402 shares of Common Stock. Mr. Major is the Chairman of the Board of Directors and Chief Executive Officer of the Company.

(13)	Represents 1,386,850 shares of Common Stock and options to purchase 202,500 shares of Common Stock which are vested and immediately exercisable. Mr. Tam is the President, Chief Operating Officer and Chief Technology Officer of the Company.

(14)	Represents 2,941 shares of Common Stock, options to purchase 355,689 shares of Common Stock which are vested and immediately exercisable. Mr. Flowers is the Senior Vice President, Finance, Chief Financial Officer and Secretary of the Company.

(15)	Represents 16,586 shares of Common Stock, warrants to purchase 867 shares of Common Stock and options to purchase 300,001 shares of Common Stock which are vested and immediately exercisable. Mr. Leparulo is the Senior Vice President and General Manager, CDMA Operations, of the Company.

(16)	Represents options to purchase 262,500 shares of Common Stock which are vested and immediately exercisable. Mr. Plachno ceased serving as the Company’s Senior Vice President, Operations in March 2002.

(17)	Represents options to purchase 7,917 shares of Common Stock which are vested and immediately exercisable. Mr. Lim is one of the Company’s directors.

(18)	Mr. Gray ceased serving as the Company’s Senior Vice President, Sales and Marketing in August 2001.

AVAILABLE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the SEC’s Internet address, http://www.sec.gov. Such reports and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

STOCKHOLDER PROPOSALS

      A stockholder desiring to have a proposal included in our proxy statement for the 2003 Annual Meeting of stockholders must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal executive offices by December 18, 2002.

      Our bylaws require a stockholder desiring to present a proposal for a vote at the 2003 Annual Meeting of stockholders to notify our Secretary in writing. The notice generally must be delivered to or mailed and received at our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary date of the 2002 Annual Meeting or (ii) if the date of the 2003 Annual Meeting is more than 30 days prior to or more than 60 days after the first anniversary date of 2002 the Annual Meeting and we provide fewer than 60 days notice or prior public disclosure of the date of the 2003 Annual Meeting, then not later than the 10th day following the day on which such notice of the date of the 2003 Annual Meeting was mailed or such public disclosure was made for the 2003 Annual Meeting. Other specifics regarding the notice procedures, including the required content of the notice, can be found in our bylaws, a copy of which may be obtained without charge by request to our Secretary at the Company’s executive offices.

      Stockholders who wish to have a proposal included in our proxy statement for the 2003 Annual Meeting or have a proposal properly brought before the 2003 Annual Meeting for a vote must comply with the above requirements, as applicable. Stockholders that comply with the rules and regulations promulgated by the SEC to have a proposal included in our proxy statement for the 2003 Annual Meeting of the stockholders will be deemed to have complied with the notice requirements contained in our bylaws. Stockholder proposals submitted to our Secretary that do not comply with these requirements may be excluded from our proxy statement and/or may not be brought before the 2003 Annual Meeting, as applicable.

OTHER MATTERS

      As of the date of this Proxy Statement, our Board does not know of any other matter which will be brought before the Meeting. Under our bylaws, we must set forth the purpose(s) for which a special meeting of the stockholders is called in the related notice of meeting. Although not expected, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein unless otherwise indicated.

      You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By Order of the Board of Directors,

MELVIN L. FLOWERS
Senior Vice President, Finance,
Chief Financial Officer and Secretary

                    , 2002

San Diego, California

ANNEX A

FORM OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION, AS AMENDED, OF NOVATEL WIRELESS, INC.

      Novatel Wireless, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

1. The name of the Corporation is Novatel Wireless, Inc.

2. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 2000, a Corrected Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation was filed on December 20, 2001 (the “Corrected Certificate of Designation”) and an Amendment to the Corporation’s Corrected Certificate of Designation was filed on May 29, 2002.

3. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by adding to Article IV thereof the following new paragraph (C):

“(C) Upon this Amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each [ ][1] shares of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Shares”) shall automatically be reclassified and converted (the “Reverse Stock Split”), without any action on the part of the holder thereof, into one share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash (the “Cash-in-Lieu Amount”) equal to the product of (i) the fractional share which a holder would otherwise be entitled to, and (ii) the average of the last sale price per share of the Old Shares on the 20 trading days immediately prior to the Effective Date, or if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on The Nasdaq National Market. No interest shall be payable on the Cash-in-Lieu Amount.”

4. The foregoing Amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS THEREOF, the Corporation has caused this certificate to be signed by its Chairman and Chief Executive Officer this                               day of                     , 2002.

NOVATEL WIRELESS, INC.

By:

John E. Major
Chairman & Chief Executive Officer

      1 Insert either 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20, depending on the exchange ratio of the Effective Reverse Stock Split selected by the Board of Directors of the Corporation.

A-1

PRELIMINARY COPY.  ANTICIPATED RELEASE DATE OF DEFINITIVE COPIES: AUGUST 17, 2002

NOVATEL WIRELESS, INC.
SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 17, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Novatel Wireless, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated __________________, 2002, and appoints John E. Major and Peter Leparulo and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Novatel Wireless, Inc. to be held September 17, 2002, at 3 p.m. (local time) at Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California, 92122 and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock and Series A Convertible Preferred Stock which the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side of this Proxy Card:

^ FOLD AND DETACH HERE ^

PRELIMINARY COPY.  ANTICIPATED RELEASE DATE OF DEFINITIVE COPIES: AUGUST 17, 2002

PLEASE MARK YOUR VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING
DARK INK ONLY:   [X]

PROPOSAL NO. 1:  To approve a series of amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company’s issued and outstanding shares of Common Stock (the “Amendments”), whereby each outstanding 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20 whole shares of the Company’s Common Stock, would be reclassified and converted into one share of the Company’s Common Stock, with the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Company’s Board of Directors.

☐    FOR       ☐    AGAINST      ☐    ABSTAIN

OTHER BUSINESS. In their discretion, the proxy holders are authorized to transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF PROPOSAL 1.

Date:

Name (Please Print)

Capacity

NOTE:  If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

☐

Please check if you have had a change of address and print your new address and phone number below:

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.